Exhibit 19.2
MAMMOTH ENERGY SERVICES, INC.

SUPPLEMENTAL POLICY CONCERNING TRADING IN COMPANY SECURITIES BY CERTAIN DESIGNATED PERSONS

This policy supplements our Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others. This policy applies to certain designated persons. If you are subject to this policy, we will notify you and provide you with a copy of this policy. After you have read this policy, please certify this policy via Paycom Employee Self Service. You will also be asked to recertify your compliance with this policy annually.

Persons subject to this supplemental policy

This supplemental policy applies to:

•each director of Mammoth Energy Services, Inc. (the “Company”);
•each officer of the Company who has been designated by our board of directors as an “executive officer” for purposes of the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•any additional persons that the Company may from time to time designate as being subject to this policy because of their position with the Company or any of its subsidiaries or affiliates and access to material nonpublic information.

We will notify you if you are subject to this supplemental policy. We refer to persons subject to this supplemental policy as “Designated Persons.”

If you are a Designated Person, then this policy also applies to your family members who reside with you, anyone else who lives with you and any other person or entity whose transactions in Company securities are directed by you or are subject to your control. You are responsible for making sure that these other persons and entities comply with this policy.

Additional trading restrictions that apply to Designated Persons

If you are a Designated Person, you are subject to all of the requirements of our Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others. In addition, you are subject to the following restrictions:

•You may not trade in Company securities outside of a trading window. For purposes of this policy, a “trading window” will commence after the close of trading two full trading days following the Company’s widespread public release of quarterly operating results and end after the close of trading on the tenth calendar day prior to the end of the fiscal quarter (or, if such tenth day is not a trading day, after the close of trading on the immediately preceding trading day).

•Even during a trading window, you may not trade during a blackout period. You may not trade in Company securities during any special blackout periods that the Compliance Officer may designate with the prior written approval of the Chief Executive Officer (or the Chief Financial Officer if the Chief Executive Officer is unavailable). You may not disclose to any outside third party that a special blackout period has been designated.

•You may not trade during a trading window without prior approval. During a trading window, you may trade in Company securities only after obtaining the approval of the Compliance Officer. If you decide to engage in a transaction involving Company securities during a trading window, you must notify the Compliance Officer in writing of the amount and nature of the proposed trade(s) at least two business days prior to the proposed transaction, and certify in writing that you are not in possession of material nonpublic information concerning the Company. You must not engage in the transaction unless and until the Compliance Officer provides his approval in writing. Any determination by the Compliance Officer to disapprove a proposed trade will require the concurrence of the Chief Executive Officer (or the Chief Financial Officer if the Chief Executive Officer is unavailable). The foregoing functions of the Compliance Officer will be undertaken by the Chief Executive Officer in the case of proposed trades by the Compliance Officer. Proposed trades by the Chief Executive Officer will require approval by any of (i) the Compliance Officer (if different from the Chief Financial Officer), (ii) the Chief Financial Officer or (iii) the Audit Committee of the Board. The existence of these approval procedures does not in any way obligate the Compliance Officer to approve any transaction.

•Except as permitted by the rules of the Securities and Exchange Commission (the “SEC”), you may not trade in Company equity securities during a pension plan blackout period. If you are an executive officer or director, you may not trade or transfer during any pension fund blackout period any equity security of the Company that you acquired in connection with your service as an officer or director, except to the extent such trade or transfer is permitted by SEC rules. A pension plan blackout period is generally any period of more than three consecutive business days under an individual account plan during which purchases or sales of Company equity securities are prohibited under the plan (whether by us or a fiduciary of the plan), excluding certain regularly scheduled blackouts and blackouts imposed solely in connection with certain corporate transactions such as mergers. Any profits made by you in violation of this proscription are recoverable by us. We will notify plan participants, directors, officers and the SEC in advance of any pension plan blackout period.

•You may not trade in puts or calls or engage in short sales with respect to Company securities. Trading in “puts” and “calls” (publicly traded options to sell or buy stock) and engaging in short sales are often perceived as involving insider trading and they may focus your attention on the Company’s short-term performance rather than its long-term objectives. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

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Therefore, transactions in puts, calls and other derivative securities with respect to Company securities on an exchange or in any other organized market are prohibited by this policy, as are short sales of Company securities.

•You may not hold Company securities in a margin account, and you may not, without prior approval, pledge Company securities as collateral for any other loan. Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of material nonpublic information about the Company. Also, a foreclosure sale under any other loan could also occur at a time when the borrower has nonpublic information about us. Therefore, you may not hold Company securities in a margin account or pledge Company securities as collateral for a loan. An exception to this prohibition may be granted in the case of a non-margin loan where you are able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities. A request for any such exception must be made to the Compliance Officer at least 10 days in advance of entering into the pledge agreement.

Exceptions to this Policy

The trading restrictions in this supplemental policy do not apply to those transactions under Company benefit plans that are not subject to the Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others. Those transactions are discussed in that policy under the heading “Exceptions to this policy for certain transactions under Company benefit plans.” The trading restrictions in this supplemental policy also do not apply to trades pursuant to an approved pre-arranged trading plan provided that you enter into the plan during a trading window and the plan otherwise meets the conditions for such plans set forth in the Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others.

In addition, specific exceptions to this policy may be made when the person requesting approval does not possess material non-public information, personal circumstances warrant the exception and the exception would not otherwise contravene the law or the purposes of this policy. Any request for an exception should be directed to the Compliance Officer.

Information about the Compliance Officer

We have designated Mark Layton as the Compliance Officer for this policy. If you have any questions about this policy, you should contact the Compliance Officer.

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CERTIFICATION

I hereby acknowledge receipt of the Mammoth Energy Services, Inc. Supplemental Policy Concerning Trading in Company Securities by Certain Designated Persons and agree to abide by its terms and conditions.

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SIGNATURE

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DATE OF SIGNATURE